UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2021

Tapestry, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-16153	52-2242751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

    10 Hudson Yards, New York, New York 10001
(Address of Principal Executive Offices, and Zip Code)

        (212) 946-8400
Registrant’s Telephone Number, Including Area Code

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2021, Tapestry, Inc. (the “Company”) announced that the Board of Directors (the “Board”) appointed Todd Kahn, age 57, as Chief Executive Officer and Brand President, Coach, effective as of April 15, 2021 (the “Effective Date”).

Mr. Kahn has served as the Interim Chief Executive Officer and Brand President, Coach since July 2020, and led the revenue generating business units of the brand since March 2020.  Mr. Kahn also served as the Company’s President and Chief Administrative Officer from May 2016 until the Effective Date. Since joining the Company in January 2008 as Senior Vice President, General Counsel and Secretary, Mr. Kahn has held several executive positions, including serving as Company Secretary from January 2008 through August 2020, Chief Legal Officer from May 2016 through March 2020, Chief Administrative Officer and General Counsel from August 2015 through May 2016, and Global Corporate Affairs Officer from April 2014 through August 2015. Prior to joining the Company, Mr. Kahn held leadership positions at several public and private companies. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

In connection with his appointment as Chief Executive Officer and Brand President, Coach, Mr. Kahn and the Company entered into a letter agreement dated April 12, 2021 (the “Letter Agreement”).  The material terms of the Letter Agreement are summarized below.

Mr. Kahn will be an employee at-will of the Company, meaning either Mr. Kahn or the Company may terminate Mr. Kahn’s employment at any time, although Mr. Kahn is required to provide the Company with six months’ advance written notice of his intention to resign.

Pursuant to the Letter Agreement, Mr. Kahn will receive a base salary of $950,000 per year, as of the Effective Date. He will continue to be eligible for a target bonus of 125% of his salary under the Company’s Performance-Based Annual Incentive Plan (“AIP) (with payment ranging from 0-200% of target subject to performance). The actual amount of this bonus will be based on the Company attaining criteria determined by the Company’s Board in accordance with the terms of the AIP. All performance-based compensation paid to Mr. Kahn is subject to the Company’s incentive repayment policy applicable in the event of a material restatement of the Company’s financial results.

Mr. Kahn has a guideline annual equity grant with a fair market value on the grant date of $2,000,000, to be granted in a fixed proportion of different equity vehicles as determined by the Human Resources Committee of the Board and normally granted in August, which may include performance restricted stock units, stock options and/or restricted stock units. Such equity grants shall be subject to the terms and conditions set forth in the applicable award agreements.

If the Company terminates Mr. Kahn’s employment without “Cause” (as such term is defined in the Letter Agreement), he will be eligible to receive cash severance equal to twelve (12) months of base salary. Mr. Kahn will be subject to the non-competition and non-solicitation covenants set forth in the Agreement, both during his employment with the Company as well as during the twelve (12) months following termination.

The foregoing summary of the material terms of the Letter Agreement is not complete and is qualified entirely by reference to the full text of the Letter Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

There are no family relationships between Mr. Kahn and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Kahn relinquished his role as the Company’s President and Chief Administrative Officer.  The Board appointed Joanne Crevoiserat, age 57, the Company’s Chief Executive Officer, as the Company’s President, in addition to her position as Chief Executive Officer, as of the Effective Date. Ms. Crevoiserat and the Company did not enter into any additional agreement and she will not receive additional compensation in connection with her appointment to the role of President, which is required to be filled in accordance with the Company’s Bylaws. Please see the Company’s 8-K filed on October 29, 2020 with the Securities and Exchange Commission in connection with Ms. Crevoiserat’s appointment as the Company’s Chief Executive Officer for Ms. Crevoiserat’s biographical information. There are no family relationships between Ms. Crevoiserat and any director or executive officer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

 Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibits are being furnished herewith:

99.1    Text of Press Release, dated April 15, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 15, 2021

TAPESTRY, INC.

By:	/s/ David E. Howard
David E. Howard
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1          Text of Press Release, dated April 15, 2021